               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-12

                                 EXPEDIA, INC.
               (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies: ______

    (2)  Aggregate number of securities to which transaction applies: _________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calcdfulated and state how it was determined):
     __________________________________________________________________________

    (4)  Proposed maximum aggregate value of transaction: _____________________

    (5)  Total fee paid: ______________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Filing Date:

                            [LOGO OF EXPEDIA, INC.]
                                                                October 9, 2000

Dear Shareholder:

  You are cordially invited to attend the annual meeting of shareholders of Expedia, Inc., which will be held at the Holiday Inn, 1801 12th Avenue NW, Issaquah, Washington on November 9, 2000, at 2:00 p.m. I look forward to greeting as many of our shareholders as possible. Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

  Whether or not you attend the annual meeting it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the annual meeting and vote in person, you will of course have that opportunity.

  On behalf of the Board of Directors, I would like to express our appreciation for your interest in the affairs of Expedia.

                                          Sincerely,

                                          /s/ Richard N. Barton

                                          Richard N. Barton
                                          President and Chief Executive
                                           Officer

                                 EXPEDIA, INC.
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        To be Held on November 9, 2000

To Our Shareholders:

  The annual meeting of the shareholders of Expedia, Inc. will be held at the Holiday Inn, 1801 12th Avenue NW, Issaquah, Washington, on November 9, 2000, at 2:00 p.m. for the following purposes:

  1.  To elect directors.

  2. To approve proposed amendments to the Expedia, Inc. 1999 Stock Option Plan that provide for increases in the number of shares reserved for issuance under such plan.

  3. To transact such other business as may properly come before the meeting.

  Only shareholders of record at the close of business on September 11, 2000 are entitled to notice of, and to vote at, this meeting.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ Mark S. Britton

                                   Mark S. Britton, Secretary

Bellevue, Washington
October 9, 2000


                                   IMPORTANT

 Whether or not you expect to attend in person, we urge you to sign, date, and return the enclosed Proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly signing, dating, and returning the Proxy will save us the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your Proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your Proxy is revocable at your option.

                                 EXPEDIA, INC.
                       13810 SE Eastgate Way, Suite 400
                          Bellevue, Washington 98005

                      PROXY STATEMENT FOR ANNUAL MEETING
                                OF SHAREHOLDERS
                          To Be Held November 9, 2000

  This Proxy Statement, which was first mailed to shareholders on October 9, 2000, is furnished in connection with the solicitation of proxies by the Board of Directors of Expedia, Inc., to be voted at Expedia's annual meeting of shareholders, which will be held at 2:00 p.m. on November 9, 2000, at the Holiday Inn, 1801 12th Avenue NW, Issaquah, Washington for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders who execute proxies have the right to revoke them at any time prior to their exercise by delivering a signed statement to the Secretary of Expedia(R) at or prior to the annual meeting or by executing another proxy dated as of a later date. Expedia is paying all expenses related to the solicitation of proxies for the annual meeting.

  Shareholders of record at the close of business on September 11, 2000 will be entitled to vote at the meeting. Each share will have one vote. On September 11, 2000, there were 48,258,155 shares of common stock outstanding, held of record by 377 shareholders.

              1. ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

  Our Board of Directors currently consists of seven members. Jay C. Hoag joined the Board in August 2000 as part of a $50 million investment in Expedia by affiliates of Technology Crossover Ventures ("TCV"). Mr. Hoag is a General Partner of TCV.

  All seven directors are to be elected at the annual meeting, to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. We expect that the accompanying proxy will be voted in favor of the following persons to serve as directors unless you indicate to the contrary on your proxy card. We also expect that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, we expect that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill the vacancy.

Nominees

  Richard N. Barton, 33, founded Expedia in 1994. He has served as the President and Chief Executive Officer and a Director of Expedia since September 1999. Prior to this, he worked for Microsoft Corporation from 1991 to 1994 in various product management roles involving Windows(R) and MS-DOS. Prior to joining Microsoft(R) in 1991, he worked as a strategy consultant for Alliance Consulting Group. Mr. Barton received a B.S. in industrial engineering from Stanford University.

  Gregory B. Maffei, 40, has served as Chairman of the Board of Directors of Expedia since 1999. Since January 2000, Mr. Maffei has served as the Chief Executive Officer and a Director of 360networks Inc. From 1997 until January 2000, he was the Senior Vice President, Finance & Administration and Chief Financial Officer of Microsoft. Previously, Mr. Maffei has held a number of positions at Microsoft, including Vice President of Corporate Development, Treasurer, and Director, Business Development & Investments. Prior to joining Microsoft in 1993, he was with Citicorp Venture Capital, Pay N Pak Stores and Dillon Read. Mr. Maffei received an A.B. degree from Dartmouth College and an M.B.A. from Harvard Business School, where he was a Baker Scholar. Mr. Maffei serves on the board of directors of Starbucks Corporation, Avenue A Inc. and Optical Networks, Inc.

  Brad Chase, 39, has served as a Director of Expedia since 1999. Since April 1999, he has been Senior Vice President of the Consumer and Commerce Group of Microsoft. Prior to his current position, Mr. Chase held a number of positions at Microsoft since July 1987, most recently managing the Windows Marketing and Developer Relations Group. Previously, he managed the marketing and development teams for Microsoft Plus!, served as General Manager for MS-DOS(R) and served in a variety of other management roles at Microsoft in the applications division. Mr. Chase received a B.S. from the University of California at Berkeley and an M.B.A. from Northwestern's Kellogg Graduate School of Management.

  Gerald Grinstein, 68, has served as a Director of Expedia since 1999. Mr. Grinstein has been non-Executive Chairman of Agilent Technologies since 1999 and served as non-Executive Chairman of the Board of Delta Air Lines, Inc. He is also a principal of Madrona Investment Group, L.L.C., a Seattle-based investment company. From 1985 to 1991, Mr. Grinstein held a number of positions at Burlington Northern, Inc., including serving as Chairman and Chief Executive Officer from 1991 until his retirement in 1995. He is also a director of PACCAR Inc., Vans, Inc., The Pittston Company and Imperial Sugar Corporation. He previously served as a director of Browning-Ferris Industries, Inc. and Sundstrand Corporation.

  Jay C. Hoag, 42, has served as a Director of Expedia since August 2000. Since June 1995, Mr. Hoag has been a General Partner of Technology Crossover Ventures. From 1982 to 1994, he served in a variety of capacities at Chancellor Capital Management, Inc. Mr. Hoag serves on the Board of Directors of Autoweb.com, eLoyalty, EXE Technologies , iVillage Corporation, and several privately held companies. He received his B.A. in Economics and Political Science from Northwestern University and his M.B.A. from the University of Michigan.

  Laurie McDonald Jonsson, 51, has served as a Director of Expedia since 1999. Since 1987, she has served as Chairperson and CEO of Stellar Travel, a Seattle-based travel agency specializing in family, business and cruise vacation travel, and President and CEO of Stellar International, an international investment company. She also co-founded both Sundance Cruises and Admiral Cruises. Ms. McDonald Jonsson serves on the board of directors of the Commerce Bank, the Harvard University, John F. Kennedy School of Government, Women's Leadership Board, and is also chair of Governor Locke's Executive Women's Council, which sponsored the first all-women's trade and study mission to Central Europe. She received a B.A. from the University of Washington, an M.S.W. from the University of Michigan and completed Stanford University's Executive Business Program.

  Richard D. Nanula, 40, has served as a Director of Expedia since 1999. Since 1999, he has served as President and Chief Executive Officer of Broadband Sports, Inc., an Internet-based media company focused on delivering unique sports content to sports fans. Prior to this, Mr. Nanula was the President and Chief Operating Officer of Starwood Hotels & Resorts, Inc. from 1998 to 1999. Previously, Mr. Nanula held a variety of positions at The Walt Disney Company from 1986 to 1998, serving most recently as Senior Executive Vice President and Chief Financial Officer from 1996 to 1998, as President of The Disney Stores from 1994 to 1996 and as Executive Vice President and Chief Financial Officer from 1991 to 1994. Mr. Nanula received a B.S. from the University of California, Santa Barbara and an M.B.A. from Harvard Business School.

Information Regarding the Board and its Committees

  Our Board of Directors has an Audit Committee and a Compensation Committee. There is no standing finance or nominating committee. The Audit Committee meets with financial management, the internal auditors, and the independent auditors to review internal accounting controls and accounting, auditing, and financial reporting matters. The Compensation Committee reviews the compensation of the Chief Executive Officer and other officers of the Company, reviews executive bonus plan allocations, and grants stock options to officers and employees of the Company under its stock option plan.

  During fiscal 2000, Messrs. Grinstein, Maffei and Nanula served on the Audit Committee, and Messrs. Chase and Grinstein and Ms. Jonsson served on the Compensation Committee. However, the Board revised the composition of these committees in July 2000. Presently, Messrs. Grinstein and Maffei and
Ms. Jonsson serve on the Audit Committee, and Messrs. Chase, Maffei and Nanula serve on the Compensation Committee.

  As Expedia has been a reporting company only since its separation from Microsoft in November 1999, the Audit Committee did not meet during fiscal 2000 and the Compensation Committee met two times during fiscal 2000. The entire Board of Directors met five times during the last fiscal year. Each of Mr. Chase and Ms. Jonsson did not attend two meetings of the Board of Directors and one meeting of the Compensation Committee.

  Except for reimbursement for reasonable travel expenses relating to attendance at Board meetings and the grant of stock options, directors are not compensated for their services as directors. Directors who are also our employees are eligible to participate in our 1999 Stock Option Plan and will be eligible to participate in the Expedia, Inc. 1999 Employee Share Purchase Plan. Directors who are not employees are eligible to participate in our 1999 Stock Option Plan for Non-Employee Directors. Messrs. Chase and Maffei are considered employees for purposes of administering the 1999 Stock Option Plan.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

  Gregory Maffei, our Chairman of the Board, serves on the Compensation Committee. As stated above, Mr. Maffei is considered an employee for purposes of administering the 1999 Stock Option Plan.

                             BENEFICIAL OWNERSHIP

Beneficial Ownership of Principal Shareholders, Directors, and Management

  The following table sets forth information regarding the beneficial ownership of our common shares by our principal shareholders, directors and executive officers, and our directors and executive officers as a group.

                                          Amount and Nature of
                   Names                  Beneficial Ownership Percent of Class
                   -----                  -------------------- ----------------
   Microsoft Corporation (1)............       33,722,710            69.8%
   TCV Funds (2)........................        4,301,802             8.8%
   Richard N. Barton (3)................          296,007               *
   Byron D. Bishop (4)..................          318,867               *
   Erik C. Blachford (5)................           73,905               *
   Simon J. Breakwell (6)...............           55,310               *
   Mark S. Britton......................            4,476               *
   Kathleen K. Dellplain (7)............            7,455               *
   Seth E. Eisner (8)...................          115,104               *
   Gregory S. Stanger (9)...............          176,574               *
   Gregory E. Slyngstad.................          256,736               *
   Gregory B. Maffei (10)...............          601,081             1.2%
   Brad Chase (11)......................          164,705               *
   Gerald Grinstein (12)................            9,573               *
   Laurie McDonald Jonsson..............            6,000               *
   Richard D. Nanula....................            6,400               *
   Jay C. Hoag (13).....................        4,301,802             8.8%
   All directors and officers as a group
    (14)................................        6,393,995            12.6%

--------
 (1) Microsoft's address is One Microsoft Way, Redmond, WA, 98052. The number of shares owned includes warrants to purchase 120,452 shares of common stock currently exercisable within 60 days of the date of the record date.
 (2) Consists of 3,654 shares held by TCV III (GP), 17,358 shares held by TCV III L.P., 461,346 shares held by TCV III (Q), L.P. and 20,892 shares held by TCV III Strategic Partners, L.P. (the forgoing four entities, collectively, the "TCV III Funds"), 3,081,392 shares and 580,609 warrants held by TCV IV, L.P. and 114,901 shares and 21,650 warrants held by TCV IV Strategic Partners, L.P. (the latter two entities, collectively, the "TCV III Funds" and, together with the TCV IV Funds, the "TCV Funds"). The

      21,650 warrants to purchase common stock held by TCV IV Strategic Partners, L.P. and 580,609 warrants to purchase common stock held by TCV IV, L.P. are exercisable within 60 days. Mr. Hoag, a director of the Company, is a Managing Member of Technology Crossover Management III, L.L.C. which is the General Partner of each of the TCV III Funds and a Managing Member of Technology Crossover Management IV, L.L.C. which is the General Partner of each of the TCV IV Funds. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for each of these persons and entities is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, California 94301.
 (3) Includes 283,876 shares that Mr. Barton has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the record date.
 (4) Includes 299,617 shares that Mr. Bishop has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the record date.
 (5) Includes 68,561 shares that Mr. Blachford has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the record date.
 (6) Includes 50,310 shares that Mr. Breakwell has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the record date.
 (7) Includes 5,955 shares that Ms. Dellplain has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the record date.
 (8) Includes 109,888 shares that Mr. Eisner has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the record date.
 (9) Includes 174,574 shares that Mr. Stanger has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the record date.
(10) Includes 591,081 shares that Mr. Maffei has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the record date.
(11) Includes 158,705 shares that Mr. Chase has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the record date.
(12) Includes 1,355 shares that Mr. Grinstein has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the record date.
(13) Consists of 3,699,543 shares and 602,259 warrants to purchase common stock held by the TCV Funds (see footnote 2). The warrants are exercisable within 60 days.
(14) Includes 3,699,543 shares and 602,259 warrants to purchase common stock held be the TCV Funds (see footnotes 2 and 13). The warrants are exercisable within 60 days.

  *   Less than one percent of the outstanding shares of common stock

Section 16(a) Beneficial Ownership Reporting Compliance

  Each of our officers and directors and Microsoft filed their respective Form 3 late. These Forms 3 are Initial Statements of Beneficial Ownership and were due on the date of the Company's Initial Public Offering.

                         EXECUTIVE OFFICER COMPENSATION

Cash Compensation

  The following table discloses compensation received for the two fiscal years ended June 30, 2000, by our Chief Executive Officer and four other highest paid executive officers (collectively, the "Named Executive Officers").

                                                   Annual Compensation
                                                   --------------------
                                                     Salary             Underlying  All Other
Name and Principal Positions(1)               Year   ($)(2)   Bonus ($) Options(3) Compensation
-------------------------------               ---- ---------- --------- ---------- ------------
Richard N. Barton............................ 2000    161,078    64,500  100,000        --
 President, Chief Executive Officer           1999    119,072    50,000      --         --
 Officer and Director

Byron D. Bishop.............................. 2000    148,167    30,000      --         --
 Senior Vice President,                       1999    128,231    49,000      --         --
 Transportation and Core Technology

Simon J. Breakwell........................... 2000    121,042    36,000   31,741        --
 Senior Vice President and Managing Director, 1999    105,157     6,500   10,000      8,194(4)
 Expedia Europe

Seth E. Eisner............................... 2000    128,167    26,000   63,482        --
 Senior Vice President,                       1999    108,584    23,700   10,000        --
 Operations and Supplier Services

Gregory S. Stanger........................... 2000    124,904    31,772   50,786        --
 Senior Vice President and                    1999    101,427    35,591   40,000        --
 Chief Financial Officer

--------
(1)  Prior to October 1, 1999, each of these officers was employed by Microsoft
(2) Includes amounts deferred at the election of the Named Executive Officers pursuant to Expedia's 401(k)
     Plan.
(3) The amounts stated for 1999 reflect the number of Microsoft options received by each Named Executive Officer in that fiscal year. Upon Expedia's initial public offering, the unvested portion of these options, which was approximately 87.5%, converted to Expedia options at a rate of
     6.3482 to 1. The vested portion of these options did not convert and remained as Microsoft options. The amounts stated for 2000 reflect: (i) the number of Expedia options received by each Named Executive Officer in exchange for Microsoft options granted in that fiscal year; plus (ii) the number of Expedia options received by each Named Executive Officer in that fiscal year.
(4)  Reflects a one-time reimbursement for moving expenses.

Compensation Pursuant to Stock Options

  The following table provides information on option grants in fiscal 2000 to the Named Executive Officers as of June 30, 2000.

                                          Individual Grants
                         ----------------------------------------------------     Potential Realizable Value
                            Number of     % of Total                                at Assumed Annual Rates
                           Securities    Options/SARs                             of Stock Price Appreciation
                           Underlying     Granted to  Exercise or                       for Option Term
                          Options/SARs   Employees in     Base     Expiration -----------------------------------
Name                     Granted (#) (1) Fiscal Year  Price ($/Sh)    Date      0% ($)     5% ($)      10% ($)
----                     --------------- ------------ ------------ ---------- ---------- ----------- ------------
Richard N. Barton.......     100,000         0.6%        $14.00    11/9/2006  $      --  $   569,941 $  1,328,204
Byron D. Bishop.........         --          --             --           --   $      --          --           --
Simon J. Breakwell......      31,741         0.2%        $13.52    7/30/2006  $      --  $   174,671 $    407,059
Seth E. Eisner..........      63,482         0.4%        $13.52    7/30/2006  $      --  $   349,343 $    814,117
Gregory S. Stanger......      50,786         0.3%        $13.52    7/30/2006  $      --  $   279,476 $    651,299
                             -------         ---         ------    ---------  ---------- ----------- ------------
Totals for Named
 Executives.............     246,009         1.5%                             $      --  $ 1,373,431 $  3,200,679
                             =======         ===                              ========== =========== ============
All Shareholders........                                                      $8,866,248 $61,548,541 $133,379,097
                                                                              ========== =========== ============

--------
(1) The amounts in this column reflect: (i) the number of Expedia options received by each Named Executive Officer in exchange for Microsoft options granted in that fiscal year, plus (ii) the number of Expedia options received by each Named Executive Officer in that fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table provides information on option exercises in fiscal 2000 by the Named Executive Officers and the value of such officers' unexercised options at June 30, 2000.

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised
                           Shares                       Options at Fiscal       In-the-Money Options
                          Acquired                         Year-End(#)          at Fiscal Year-End($)
                         on Exercise Value Realized ------------------------- -------------------------
Name                         (#)          ($)       Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------------- ----------- ------------- ----------- -------------
Richard N. Barton.......      --        $    --       259,005      809,374    $2,670,919   $7,228,691
Byron D. Bishop.........   15,000        237,645      264,702      728,005     2,746,860    7,393,094
Simon J. Breakwell......      --             --        23,171      125,060       219,190      850,197
Seth E. Eisner..........      --             --        60,499      199,461       692,917    1,384,740
Gregory S. Stanger......      --             --        96,176      349,151       988,252    2,491,769

Richard N. Barton Employment Agreement

  During fiscal 2000, we had an employment agreement with Richard N. Barton, which provides that, if he is terminated by Expedia during his first two years of employment for reasons set forth in the agreement, he will receive the salary and stock option vesting which he would have otherwise received as an Expedia employee.

                       REPORT OF THE EXPEDIA, INC. BOARD
                      OF DIRECTORS COMPENSATION COMMITTEE

  During fiscal 2000, Expedia's compensation policy for executive officers was similar to that for other company employees. Expedia's compensation program for officers is designed to attract and retain outstanding employees with a compensation package including competitive salaries, incentive bonuses, benefits, and stock options. The Compensation Committee of the Board of Directors approves guidelines and actual allocations for each officer's annual compensation package. These annual compensation packages are targeted to be in line with the 50th percentile of total compensation paid by comparable companies in the Internet and other industries. The comparable companies selected for compensation comparison purposes differ from the companies included in the Morgan Stanley Internet Commerce Index, which is used in the Performance Graph included below.

  The compensation program for executive officers focuses on long-term incentives and, therefore, officers' salaries are generally less than those paid by comparable companies in the Internet and technology industries. Individual salary levels are based the officer's level of responsibility, historical performance, relevant experience and breadth of knowledge. Each officer is eligible to receive a discretionary bonus of up to 15% of the officer's base salary, based upon predetermined subjective performance goals. At the discretion of the Compensation Committee, each officer is also eligible to receive a financial-performance bonus if, in the sole discretion of the committee, the company achieved superior financial performance during the fiscal year. Each officer is also eligible for annual stock option grants structured to promote the company's success by aligning employee financial interests with long-term shareholder value. Stock option grants are based on various subjective factors, including each officer's responsibilities, their expected future contributions to the company, and their prior option grants.

  The Compensation Committee annually reviews and approves the compensation of Richard N. Barton, the company's President and Chief Executive Officer. As an executive officer of the company, Mr. Barton is subject to the same compensation guidelines as discussed above. In fiscal 2000, Mr. Barton received both a discretionary bonus and a financial-performance bonus. The Compensation Committee granted these bonuses based upon Mr. Barton's individual performance and Expedia's overall performance during the fiscal year, as well as the fact that Mr. Barton's compensation is significantly lower than that of chief executives of comparable companies.

  As indicated above, the Company's compensation policy is primarily based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to the Named Executive Officers. The Committee currently believes that the Company should be able to continue to manage its executive compensation program for the Named Executive Officers so as to preserve the related federal income tax deductions, although individual exceptions may occur.

COMPENSATION COMMITTEE

Brad Chase

Gregory B. Maffei

Richard D. Nanula

                               PERFORMANCE GRAPH

  The following Performance Graph compares, for the period that our common stock has been publicly traded (since November 10, 1999), the cumulative total stockholder return for Expedia, The Nasdaq Stock Market (U.S. Companies) Index (the "Nasdaq Market Index"), and The Morgan Stanley Internet Commerce Index (the "Morgan Stanley Index"). The Performance Graph assumes that $100 was invested beginning on the date of our initial public offering in each of Expedia and the indexes. Total return performance for the Nasdaq Market Index and the Morgan Stanley Index is weighted based on the market capitalization of the companies included in each index and assumes that dividends are reinvested. In fiscal 2000, we did not declare or pay any dividends on our common stock. Immediately following the Performance Graph is a chart of the numerical plot-points that support the graph. We caution that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

                              [PERFORMANCE GRAPH]

                                                            11/10/1999 6/30/2000
                                                            ---------- ---------
       Expedia, Inc. ......................................  $100.00    $106.00
       Nasdaq Market Index.................................   100.00     125.00
       Morgan Stanley Index................................   100.00      51.00

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with Microsoft

  In October 1996, Microsoft launched its online travel services through Expedia. On October 1, 1999, Microsoft separated the Expedia assets and contributed them to us in exchange for 33,000,000 shares of common stock or 100% of our outstanding common stock at that date. Currently, Microsoft owns approximately 69.8% of our outstanding common stock.

  Microsoft cancelled all of the unvested options of Microsoft employees who chose to join Expedia in connection with our initial public offering in November 1999 and we replaced the canceled options with Expedia options, that had equivalent vesting schedules and in-the-money values and comparable other terms as the canceled Microsoft options.

  Along with contributions of ownership of intellectual property described below, Microsoft contributed to Expedia other assets such as computers and securities of Expedia Canada Corp.

  Microsoft assigned to us a number of contracts having to do with the Expedia business. Many of these have intellectual property components. Generally, where the contract only impacts the Expedia business and no other units of Microsoft, it was assigned to Expedia. To our knowledge, Microsoft has obtained all necessary consents to these assignments where applicable.

  We also entered into a number of other agreements that were necessary to separate the Expedia assets from Microsoft and to facilitate the operation of the Expedia assets after such separation. Each of these agreements is summarized below. Although these agreements were not negotiated on an arm's length basis, we believe that the terms of these agreements, when taken as a whole, are at least as favorable to Expedia as those which would have resulted from arm's length negotiations with parties other than Microsoft. We intend to negotiate any future agreements with Microsoft on the same basis.

 Services Agreement

  On October 1, 1999, we entered into a services agreement with Microsoft whereby Microsoft will provide us with certain administrative and operational services.

  Under the services agreement, Microsoft has continued to provide us with the types of services described above. In return, we pay Microsoft fees based on the total cost of the services. The services agreement is for an initial period ending December 31, 2000 with one-year renewals if the parties agree on fees. The agreement is cancelable by us upon 30 days written notice and by Microsoft upon 180 days written notice. We have begun developing our own resources in some of these areas. Certain services have been discontinued. For additional services that are no longer needed, adjustments to the services agreement fees must be mutually agreed upon.

 License Agreements

  In a set of license agreements, Microsoft provides us with rights to intellectual property to be used in our business.

  Microsoft assigned to us the trademarks and domain names associated with the name "Expedia." In addition, Microsoft assigned to us copyrights for software relating to online travel services.

  We license the right to use some of Microsoft's retail products and other technology pursuant to our license agreements with Microsoft. We also license the server technology related to the Expedia Maps service. In addition, we have a license to all of Microsoft's patents relating to the operation of our websites. All of the licenses relating to Expedia specific software content and data and patents are royalty-free and perpetual.

  Microsoft holds licenses to various third-party software programs, content and data that are useful in our business. Where the license to Microsoft permits, Microsoft sublicensed these rights to us. We must reimburse Microsoft for any fees due to the licensor for these sublicenses. As part of the licenses granted by Microsoft to us for technology and data related to our Expedia Maps service, we have agreed to provide Microsoft websites with mapping services to the extent the services are requested by Microsoft.

 Tax Allocation Agreement

  Effective October 1, 1999, we entered into a tax allocation agreement with Microsoft Corporation that generally adopts the "percentage of tax liability" method of Regulations section 1.1552-1(a)(2) as its "basic method" and the "percentage" method of Regulations section 1.1502-33(d)(3) as its complementary method.

  Under the "percentage of tax liability" method, a member's allocable share of consolidated tax liability is equal to the tax liability of the group multiplied by a fraction, the numerator of which is the separate return tax liability of such member and the denominator of which is the sum of the separate return tax liability of all the members.

  This basic allocation method is modified by the complementary "percentage" method. Under the percentage method, in the event a loss or credit is generated by a member, such member is compensated at the time the loss or credit is absorbed by the other members of the Microsoft group. In our case, however, 7.5% of the benefit we generate and is absorbed by the other members of the Microsoft group will be retained by Microsoft as a "fee" because we are being paid for tax attributes prior to the time we could have used them to reduce our tax liability.

  Under the terms of this agreement, each party computes its tax liability as if it were a separate corporation. In making this computation, Microsoft is entitled to deduct on its separate tax return a portion of the cost attributable to the Microsoft stock options that we assume. The parties take this deduction into account under the normal tax accounting rules, so the deduction generally occurs on the exercise of the options. The portion of this cost that Microsoft deducts is equal to the excess of the fair market value of the shares to be acquired on exercise of the option on the date we employ the optionee over the exercise price of the assumed option. We determine this amount on the date that we employ each optionee.

  We may be reimbursed by Microsoft for tax losses incurred during the period from October 1, 1999 to March 17, 2000 which are utilized on the Microsoft consolidated U.S. federal tax return. On March 18, 2000, Microsoft's investment in Expedia fell below 80% ownership. As such, from March 18, 2000 onward, Expedia must file a separate tax return. Any losses not utilized by Microsoft will be carried forward by Expedia and can be used on our separate return to offset any future taxable income.

 Carriage and Cross Promotion Agreement

  We have entered into a carriage and cross promotion agreement with Microsoft under which the Company will receive premium placement on Microsoft's domestic and international MSN.com website, the Hotmail(R) email service and the WebTV(R) platform. This agreement has a five-year term, however, it is subject to renegotiation at the end of two years. The travel channel on the MSN.com website is a customized version of our Expedia.com website that includes both our logo and MSN's logo. This website is the exclusive travel transaction service offered on Microsoft's websites, except in international markets where we do not have a presence. We develop, maintain and host this website.

  The MSN(R) advertising sales team sells and keeps all revenues from the sale of up to 52.0 million banner advertisements during the first year of this agreement and up to 57.2 million banner advertisements during the second year of the agreement. Revenues resulting from these sales are received and retained by Microsoft, in addition to the annual fees which we pay to Microsoft under this agreement. MSN sells all banner advertisements at a price responsive to market conditions.

  Under the agreement, the parties agreed to restrictions regarding the sale of banner advertising on MSN.com and the co-branded travel channel on MSN.com.

  Microsoft will receive a flat annual fee of $2.0 million during the first year of the agreement and will receive $2.2 million during the second year. In addition, we will pay incentive fees to the extent that the number of completed airline transactions from the MSN.com website exceeds our forecasts. The fees and terms of sale of banner advertisements will depend on agreement between the parties for the remaining three years under this agreement.

 Shareholder Agreement

  We entered into a shareholder agreement with Microsoft relating to the transfer and registration of the common stock owned by Microsoft.

  Microsoft has agreed not to dispose of the common stock which it owns for 12 months following our initial public offering in November 1999. Microsoft may, however, submit a written request to us to be relieved from this lock-up period prior to its expiration. Only a majority of our outside directors may grant this request.

  Microsoft and Expedia have agreed that, for a period of one year from the date of our initial public offering, no employee of either company will solicit for the purpose of hiring any employee of the other company. Microsoft also agreed that, for a period of three years following our initial public offering, it will not engage in our business, including acquiring more than 5% of a competing business. The shareholder agreement generally defines our business as any online service for reserving or purchasing travel services, such as airline tickets, hotel rooms, rental cars, cruises and resort vacation packages, accessed with an interactive electronic device enabling the user to view information and respond with additional information.

  Microsoft has the right to require us to do our best to register under the Securities Act all shares of common stock owned by Microsoft. These demand registration rights include the condition that we would not be required to effect more than one demand registration in any 12-month period. Microsoft also has the right to participate, or "piggy-back," in equity offerings initiated by us, subject to reduction of the size of the offering on the advice of the managing underwriter. Microsoft will pay all expenses relating to the demand registration requests under the shareholder agreement, and we will pay all expenses relating to the performance of, or compliance with, "piggy-back" registrations under the shareholder agreement. In either case, however, Microsoft will be responsible for underwriters' discounts and selling commissions with respect to the registrable shares being sold and the fees and expenses of its counsel in connection with this registration.

Our Relationship with Technology Crossover and Microsoft Ventures Resulting from the Private Placement of Shares with TCV IV, L.P., TCV IV Strategic Partners, L.P. and Microsoft in August 2000.

  As part of the private placement of our common stock with the TCV Funds and Microsoft, we entered into a registration rights agreement whereby we must do our best to register under the Securities Act of 1933 before February 1, 2001, all shares of common stock issued to the TCV Funds and Microsoft in the transaction, including shares issued upon the exercise of warrants issued in the private placement. As part of this registration rights agreement, we also agreed to pay all expenses, excluding the fees of Microsoft's or the TCV Funds' legal counsel, relating to the registration process under this registration rights agreement.

  Jay Hoag is a founding general partner of TCV, an affiliate of the TCV Funds, and, as part of the private placement, Mr. Hoag became a director of Expedia.

Conflict of Interest Policies

  We continue to conduct business with Microsoft, which may give rise to conflicts of interest and our Articles of Incorporation contain policies relating to the resolution of these conflicts of interest. These policies regulate and guide our business relationships generally with the following parties:

  .  Microsoft

  .  Microsoft's customers or suppliers

  . other corporations, partnerships or other business entities in which one or more of our directors have a financial interest (a "related entity")

  .  the directors and officers of a related entity

  .  one or more of our officers and directors

  If we enter into a contract or transaction with the above parties, the contract or transaction is not void or voidable solely because:

  . the party with which we entered into the contract or transaction was one of the above parties

  . any of our directors or officers who could be considered a related party were present at or participated in the meeting or their votes were counted at the meeting of our board of directors which authorized the contract or transaction

  Further, if we enter into a contract or transaction with any of the above parties, our Articles of Incorporation generally provide that any related party and any of our directors and officers who could be considered a related party shall have fully satisfied their fiduciary duties to us and our stockholders and have been deemed to have acted in good faith and not for an improper personal benefit as long as any of the following conditions are met:

  . the material facts about the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the contract or transaction is authorized by the affirmative vote of a majority of the directors who are considered disinterested

  . the material facts about the transaction are disclosed or are known to our stockholders entitled to vote on the transaction, and the transaction is approved in good faith by vote of the shareholders of a majority of the then outstanding common stock not owned by Microsoft or a related entity

  . the transaction is completed according to standards which are approved by the affirmative vote of a majority of the disinterested directors or by vote of the stockholders of a majority of our then outstanding common stock not owned by Microsoft or a related entity

  . the transaction is fair to us when it is authorized by our board of directors or our stockholders

    2. PROPOSAL FOR APPROVAL OF AMENDMENTS TO EXPEDIA, INC. 1999 STOCK PLAN

  On September 26, 2000, by unanimous consent, our board of directors authorized an amendment to the Expedia, Inc. 1999 Stock Option Plan, subject to stockholder approval. This amendment would increase the number of shares of common stock reserved for issuance under the Stock Option Plan from 4,000,000 to 11,500,000 shares.

  The amendment also provides for an automatic annual increase in the number of shares of common stock reserved for issuance under the Stock Option Plan. Beginning on the first day of our fiscal 2001, this automatic annual increase will equal: (i) the lesser of (a) 5% of the outstanding shares of common stock as of the end of the immediately preceding fiscal year, and (b) 5,000,000 shares; or (ii) a lesser amount determined by the plan administrator; provided that any shares from any such increase in previous years that are not actually issued will be added to the aggregate number of shares available for issuance under the Stock Option Plan.

  The following is a description of the material features of the Stock Option Plan. You may obtain a copy of this plan by writing to Mark S. Britton, our General Counsel, at the address listed on page 1.

Description of the Stock Option Plan

  The Stock Option Plan provides for the grant to our employees, officers and employee directors of nonstatutory stock options. Non-employee directors are not eligible for option grants under the Stock Option Plan. Messrs. Chase and Maffei are considered to be employee directors and will be eligible to participate in the Stock Option Plan.

  The Stock Option Plan is administered by the Board of Directors or a committee of the Board of Directors (the "Administrator"). The Administrator determines the terms of options granted under the Stock Option Plan, including the number of shares to be issued upon exercise of the option, exercise price, term and exercisability. The exercise price of any stock option granted to an optionee who owns stock representing more than 10% of the voting power of our outstanding capital stock (a "10%+ Stockholder") must equal at least 110% of the fair market value of the common stock on the date of grant. The exercise price of all stock options other than to 10%+ Stockholders may be less than, equal to or greater than the fair market value of our common stock on the date of grant. Payment of the exercise price may be made in cash, check, delivery of shares of our common stock, if the Optionee is an officer of Expedia, or other consideration determined by the Administrator. The Administrator determines the term of options. The term of any stock option granted under the Stock Option Plan may not exceed 10 years; provided, however, that the term of an option qualifying under Section 422 of the Code may not exceed five years for 10%+ Stockholders. Options may not be transferred by the optionee other than by will or the laws of descent or distribution or for estate planning purposes. Options granted are exercisable at such times and under such conditions as determined by the Board at the time of the grant or as permissible under the terms of the Stock Option Plan.

  In the event of a change in control as defined in the plan, the Stock Option Plan requires that each outstanding option be assumed or an equivalent option substituted by the successor corporation. In the event that a successor corporation refuses to assume each option or substitute an equivalent option, the Administrator shall provide for the optionee to have the right to exercise the option as to all of the shares covered by the option, including shares as to which the option would not otherwise be exercisable, in which case each option will be exercisable for 15 days from the date of such determination. The Board of Directors has the authority to amend or terminate the Stock Option Plan as long as such action does not affect any outstanding option and provided that stockholder approval shall be required for an amendment to increase the number of shares reserved for the Stock Option Plan. If not terminated earlier, the Stock Option Plan will terminate in ten years.

Vote Required and Board Recommendation

  The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required for approval of the proposed amendments to the Stock Option Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THIS PROPOSED INCREASE.

                           PROPOSALS OF SHAREHOLDERS

  Proposals of shareholders intended to be presented at the 2001 annual meeting of shareholders must be received by Expedia no later than June 12, 2001 to be included in our Proxy Statement and form of proxy related to that meeting.

                            SOLICITATION OF PROXIES

  Expedia's Board of Directors is soliciting the proxy accompanying this Proxy Statement. Our officers and other senior management may also solicit proxies. None of the foregoing individuals will receive any additional compensation for their solicitation services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph, messenger, or via the Internet. We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. We will also pay all of the costs of soliciting proxies.

                               VOTING TABULATION

Vote Required

  Under the Washington Business Corporation Act, the election of the Company's Directors requires a plurality of the votes represented in person or by proxy at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by ChaseMellon Shareholder Services, LLC.

Effect of an Abstention and Broker Non-Votes

  A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients' proxies in their own discretion.

                                   AUDITORS

  Representatives of Deloitte & Touche LLP, independent public auditors for Expedia for fiscal 2000 and the current fiscal year, will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

  The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business that may properly come before the meeting, we expect that proxies, in the form enclosed, will be voted on these matters in accordance with the judgment of the persons voting such proxies.

DATED: Bellevue, Washington, October 9, 2000.

  A COPY OF OUR FORM 10-K REPORT FOR FISCAL YEAR 2000, CONTAINING INFORMATION ON OPERATIONS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE UPON REQUEST. PLEASE WRITE TO:

                         INVESTOR RELATIONS DEPARTMENT
                                 EXPEDIA, INC.
                       13810 SE EASTGATE WAY, SUITE 400
                              BELLEVUE, WA 98005

                                 EXPEDIA, INC.

                                   P R O X Y

                   FOR ANNUAL MEETING OF THE SHAREHOLDERS OF
                                 EXPEDIA, INC.
                       THIS PROXY IS SOLICITED ON BEHALF
                           OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints RICHARD N. BARTON and GREGORY B. MAFFEI, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of the Company to be held at the Holiday Inn, 1801 12th Avenue NW, Issaquah, Washington on November 9, 2000, at 2:00 p.m. and at any adjournments thereof.

      (Continued, and to be marked, dated and signed, on the other side)



--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                                                                                                   Please mark
                                                                                                    your votes     [X]
                                                                                                  as indicated in
                                                                                                   this example.


1.   Election of directors:                                                FOR election                  WITHHOLD vote
     Richard N. Barton      Jay C. Hoag                                       of all                       from all
     Gregory B. Maffei      Laurie McDonald Jonsson                          nominees                      nominees
     Brad Chase             Richard D. Nanula                                   [ ]                           [ ]
     Gerald Grinstein

     Except for nominee(s) listed above from whom vote is withheld:


     --------------------------------------------------------------

2.   Proposal to amend the Expedia, Inc. 1999 Stock                        FOR                 AGAINST             ABSTAIN
     Option Plan to increase the number of shares                          [ ]                   [ ]                 [ ]
     reserved for issuance under such plan.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.



                                                                     This proxy when properly signed will be voted in the
                                                                     manner directed herein by the undersigned shareholder.
                                                                     IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
                                                                     PROPOSALS 1 AND 2.
                                                           ______
                                                                 |   IMPORTANT -- PLEASE SIGN AND RETURN PROMPTLY.
                                                                 |   When shares are held by joint tenants, both should sign.
                                                                     When signing as attorney, executor, administrator,
                                                                     trustee, or guardian, please give full title as such.
                                                                     If a corporation, please sign in full corporate name by
                                                                     President or other authorized officer. If a partnership,
                                                                     please sign in partnership name by an authorized person.



Signature                                      Signature, if held jointly                                   Dated:          , 2000
         --------------------------------------                          ----------------------------------       ----------

------------------------------------------------------------------------------------------------------------------------------------
                                                     . FOLD AND DETACH HERE .